Exhibit 11.1

STONECO LTD.
POLICY ON TRADING OF SECURITIES
ISSUED BY STONECO LTD. (INSIDER TRADING POLICY)
INFORMATION CATEGORY	AREA RESPONSIBLE	APPLICABLE SUBSIDIARIES
Public	Investor Relations	StoneCo Group

APPROVAL
Date of Approval	Approvers
March 7, 2024	Board of Directors of StoneCo Ltd.

REVISION HISTORY
Revision No.	Description	Date	Responsible / Area
01	Policy Review	February 22, 2024	Corporate Governance

1.TERMS AND DEFINITIONS
Management: means the members of the Board of Directors, the advisory committees to the Board of Directors and the Company’s statutory Executive Officers.
Employee: means any employee of the Company, in accordance with CLT (Brazilian Consolidation of Labor Laws) or internship regime, including the Company’s statutory and non-statutory officers, regardless of where they are based.
Company: means StoneCo, and the companies directly or indirectly controlled by it, as applicable.
Board of Directors: means the Board of Directors of the Company.
Executive Officers: means the Officers of StoneCo, elected by the Board of Directors, and the statutory Officers of the companies controlled by it, as applicable.
Material Non-Public Information: has the meaning assigned to it in item 7.1. hereof.
NASDAQ: means NASDAQ Stock Market, located in New York City, USA.
Subject Person(s): means, for the purposes of this Policy, (i) the Employees, including their Related Persons; (ii) members of the Company’s Board of Directors and of the advisory committees to the Board of Directors, as well as their Related Persons; (iii) Executive Officers, as well as their Related Persons; (iv) any person who, by virtue of a position, function or position in the Company, is aware of Material Non-Public Information, including their Related Persons; (v) other persons that the Company, at its discretion, considers relevant for the purposes of this Policy and that have undertaken the duty to comply with it; and/or (vi) other third parties who may be identified as potential subject persons by the Company, from time to time.
Related Person(s): means, for the purposes of this Policy, a family member of a person or entity that may influence or be influenced by such person in their negotiations with the Company, including, but not limited to (i) the spouse or partner; (ii) child(ren) and stepchild(ren); (iii) any person who is economically dependent on such person and/or their spouse or partner, including dependents listed in their annual income tax adjustment return; and (iv) companies directly or indirectly controlled by the specific person or persons mentioned in the items above.
Policy: means this Policy on Trading of Securities Issued By SroneCo Ltd. (Insider Trading Policy).
SEC: means the United States Securities and Exchange Commission.
StoneCo: company incorporated and validly existing under the laws of the Cayman Islands, with its registered office at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 Church St., PO Box 10240 KY1-1002, Georgetown, Cayman Islands, registered with CNPJ/MF (Brazilian Taxpayers' Registry) under No. 31.752.270/0001-82.
Security(ies): means the common shares, common stock options, debt securities and any other securities that the Company may issue from time to time, such as preferred shares, warrants, bonds and convertible debentures, as well as derivatives related to the Company’s securities, including securities exchangeable for securities of the Company, depository receipts representing securities of the Company, whether or not issued by the Company, such as exchange traded options, and also shares of investment funds that invest predominantly in securities of the Company.
2.PURPOSE
2.1.This Policy aims to determine the principles and guidelines to ensure that trading of the Company’s Securities is carried out in accordance with the legislation in force and applicable to the Company, with the purpose of preventing the improper use of any Material Non-Public Information by Subject Persons, preventing the practice of insider trading.

2.2.This Policy does not, in any way, exempt the Subject Persons from complying with the regulations that are in force on the subject, including, but not limited to, federal and state laws of the United States, the Cayman Islands, rules issued by the SEC, as well as Brazilian legislation and legislation from other foreign jurisdictions on the subject, with said persons being subject to the applicable penalties in case of non-compliance with such rules.
3.SCOPE AND APPLICABILITY
3.1.This Policy applies to negotiations carried out with the Company’s Securities, and shall be complied with by the Subject Persons.
3.2.This Policy applies to any person indicated above, including his/hers Related Persons, that terminates his/hers relationship with the Company and who is aware of Material Non-Public Information, until said information is disclosed, in accordance with this Policy, or for the period of 120 (one hundred and twenty) days from the end of the relationship, whichever occurs first.
3.3.Subject Persons are fully responsible for communicating the terms of this Policy to their Related Persons and for ensuring compliance by such persons in the best possible way, with such Related Persons also being subject to applicable penalties.
4.APPROVAL
This Policy and any amendments thereto shall be evaluated and recommended by the Executive Officers of StoneCo and approved by the Board of Directors of StoneCo.
5.EFFECTIVENESS
This Policy takes effect on the date of its approval and shall be updated to the extent that the actions or topics described herein are changed, or in the event of an amendment or applicable regulatory requirement.
6.PRINCIPLES AND GUIDELINES
6.1.The actions of each Subject Person must be guided by the duty of loyalty, veracity and good faith, as well as by the principles determined by the Company’s Code of Ethics.
6.2.The disclosure of Material Non-Public Information to anyone is prohibited, except for those people in the Company who, due to their positions, must have access to such information. All Subject Persons have the duty to ensure the confidentiality of Material Non-Public Information and to adopt security measures with respect to the discussion and proper storage of such information.
6.3.Subject Persons are prohibited from providing, commenting, sharing, photographing or filming, through any means of communication, including the internet and social networks, any Material Non-Public Information.
6.4.The responsibility of the Subject Persons will extend to acts carried out by third parties, whenever such third parties act under the influence, guidance or delegation of the Subject Person. Nevertheless, this Policy does not exempt liability arising from legal and regulatory provisions attributed to third parties not directly linked to the Company and who are aware of Material Non-Public Information.
6.5.Subject Persons must adhere to the terms of this Policy by signing a Commitment Term at the time of their hiring, election of positions, promotion or transfer, in which they will declare that they know and agree with all the terms of this Policy, as well as they undertake the obligation to observe them.

7.GUIDELINES FOR SECURITIES TRADING
7.1.Material Non-Public Information
7.1.1.In general, there is no exhaustive definition of what is Material Information, and its relevance must be analyzed on a case-by-case basis. A piece of information can be considered relevant when there is a probability that it is considered relevant to the decision-making process of buying, holding or selling securities – that is, it may influence the share price of a company. Any information that could affect a company’s share price, whether positively or negatively, regardless of whether the change is large or small, may be considered material. The information does not need to be consummated or definitive to be considered material.
7.1.2.Although it may be difficult to determine whether information is material, there is a range of information that is extremely sensitive and should therefore always be considered “Material Information”. Examples of such information include:
(i)financial results or related information;
(ii)accounting or net equity changes;
(iii)projections of future revenues, gains, or losses;
(iv)any spin-off, consolidation, substantial disposal of assets, joint venture, merger or any corporate restructuring (even if not implemented);
(v)creation of a relevant direct or contingent financial obligation and/or the possible failure to comply with such obligation;
(vi)entering into, changing or terminating relevant agreements and/or contracts;
(vii)impending bankruptcy or financial liquidity problems;
(viii)gain or loss of a relevant client, customer or supplier;
(ix)launch, resumption or interruption of the offer or sale of a product or service, representing present or future material revenues or expenses;
(x)regulatory issues and strategies inherent to the Company’s activity;
(xi)issuance of shares or structuring of operations in the capital market;
(xii)changes in pricing strategies;
(xiii)changes/modifications in the Management;
(xiv)material litigation, investigation or regulatory exposure;
(xv)change of control of the Company;
(xvi)security incidents; and
(xvii)the Company's strategic plan.
7.1.3.Information is not considered public until it has been widely disclosed to the market (through an official statement from the Company or through filing of a document containing said information with the SEC) and the public has had a reasonable time to absorb said information.

7.2.Prohibition of Use of Material Non-public Information
7.2.1.The use of Material Non-Public Information for any purpose harmful to the Company is prohibited, including but not limited to:
(i)buy, sell or, in any way, engage in any operations of this nature, or assist any person in this regard, directly or indirectly, related to the Company’s Securities;
(ii)make recommendations, give guidance or express opinions on trading of the Company’s Securities, based on such information (Tipping);
(iii)disclose such information to any third party; and/or
(iv)help anyone in the activities listed above.
7.2.2.The above restrictions also apply to the trading of securities of another company, by any person who has material and non-public information relating to that other company, when such information is obtained in the course of a relationship of any nature on behalf of the Company and/ or involving the Company.
7.3.Blackout Period
7.3.1.The Company has established quarterly blackout periods, therefore, Subject Persons will not be able to conduct any operation with Company’s Securities during the period that begins 35 (thirty-five) calendar days before the date of the quarterly disclosure of the Company’s results and lasts until the beginning of the first business day (in New York City, United States of America) following the first full day available for trading of the Company’s Securities following the quarterly disclosure of the Company's results (“Blackout Period”).
7.3.2.The Investor Relations area may establish an additional period of prohibition and will communicate the Subject Persons, as well as other persons they consider relevant. The imposition of an additional period of prohibition is, in itself, a confidential information, and the fact that it has been imposed may not be disclosed to any other persons.
7.3.3.The Company may not, during a Blackout Period, trade its own Securities and/or execute/implement repurchase programs for its own Securities.
7.3.4.Subject to the provisions above, trading of the Company’s Securities is permitted during periods that are not considered Blackout Periods. The trading of Company’s Securities by Subject Persons listed in Exhibit I hereto must be previously approved by the Investor Relations Officer of StoneCo and the Legal Officer of StoneCo. The trading of Company’s Securities by the Investor Relations Officer must be previously approved by the Chief Executive Officer of StoneCo.
7.4.Restriction Periods ad hoc
7.4.1.The Investor Relations area may impose special restriction periods during which certain Subject Persons will be prohibited from buying, selling or carrying out transactions with any Company’s Securities or derivative securities (“Restriction Period ad hoc”). If a Restriction Period ad hoc is imposed, the Investor Relations team will notify certain Subject Persons, who thereafter shall not engage in any covered transaction involving the Company’s Securities and shall not disclose the existence of the Restriction Period ad hoc to others.

7.5.Other Applicable Specific Restrictions
7.5.1.The following transactions are considered high risk and are prohibited as indicated below, even if the Subject Person is not in possession of Material Non-Public Information:
(i)Short Sale. Short sale represents the trading of a security with the expectation that it will decline in value. Short selling may create a false perception regarding the Company’s securities and harm the Company’s reliability and image. In this sense, the carrying out of short sales by any Subject Persons is prohibited.
(ii)Rental of Securities. The rental of any Security of the Company is prohibited.
(iii)Options. A put option gives the investor the right to sell the security at a certain future date at a fixed price, and a call option the right to buy the security at a specific fixed price until a pre-established date. Put options are usually bought when a person believes the price of a security will fall, and call options are bought when a person believes the price of a security will rise. Carrying out transaction with options may create a perception of trading with the Company’s Material Non-Public Information. In this sense, carrying out any transactions with options (put or call) or other derivative operations related to the Company’s Securities on a stock exchange or any other organized market, as well as on the over-the-counter market, is prohibited.
(iv)Hedging Transactions. A hedging transaction aims to protect a financial operation from possible price changes. Given its nature, it is prohibited to carry out hedging transactions, including swaps, collars, exchange funds and fixed-term sales contracts. Such transactions give a shareholder the chance to lock in a large portion of the value of their shares, often in exchange for all or part of the shares’ expected potential appreciation. These transactions allow the shareholder to continue to hold the securities covered by these transaction, but without the risks and full rewards that accompany ownership. As participation in these transactions may cause a person of the Company to no longer have the same objectives as the other shareholders of the Company, no Subject Person of the Company may engage in such operations.
(v)Speculation. Short-range speculation based on market fluctuations puts the personal gain of Subject Persons in conflict with the best interests of the Company and its shareholders, thus, the acquisition or disposal of the Company’s Securities is prohibited before 180 (one hundred and eighty) days have elapsed, respectively, from the last sale or acquisition of the Company’s Securities on the stock exchange or over-the-counter market.
8.EXCEPTIONS
8.1.Incentive Plans. This Policy does not apply to the acquisition of shares by an applicable Subject Person or through the Company's stock-based incentive plans, including, but not limited to, the Restricted Stock Units and Performance Share Units (“Incentive Plans”). However, this Policy applies to the sale of shares eventually acquired by an applicable Employee or Subject Person under the Incentive Plans.

8.2.Pledge. The use of Company’s shares as collateral in transactions must be carried out with care, since the shares may be sold by the creditor without the consent of the applicable Employee or Subject Person, including during a Blackout Period. The use of the Company's shares as collateral by Employees or an applicable Subject Person is permitted, provided that said transaction (i) is previously approved, in writing, by the Company’s Investor Relations area, and (ii) does not exceed the average weekly reported trading volume of the Company’s Securities on the Nasdaq during the 4 (four) weeks prior to the date of such transaction. Although the use of Company’s Securities as collateral may be permitted, Subject Persons must be aware of the associated risks. Specifically, the Company’s Securities eventually used as a collateral may be disposed by the creditor without the consent of the Subject Person under certain conditions. For example, securities held in a margin account can be sold by a broker without the client's consent if the client does not answer a margin call. Since such a sale may occur at a time when a Subject Person has Material Non-Public Information or is otherwise not authorized to trade Company’s Securities, Subject Persons should be aware of the risks associated with securing Securities of the Company, including purchasing Company’s securities on margin or holding Company’s Securities in a margin account.
8.3.Purchase Option. This Policy does not apply to the acquisition of shares, through private negotiation, resulting from the exercise of options under the stock option program, and the granting of shares under the Company's stock compensation programs.
9.ADDITIONAL GUIDELINES
9.1.Designated Brokers. Upon disclosure by the Company of the list of pre-approved brokers, which shall happen within 12 (twelve) months from the date of approval of this Policy (“Designated Brokers”), Subject Persons must use a Designated Broker to trade Company’s Securities. The Investor Relations area may, on a case-by-case basis, make an exception to the list of Designated Brokers. After the disclosure of the list of Designated Brokers by the Company, trading the Company’s Securities outside the Designated Brokers will be considered a violation of this Policy, unless previously approved by the Investor Relations area.
9.2.Trading Plans (SEC Rule 10b5-1). Stock trading plans under SEC Rule 10b5-1 permit a person to place a standing order with a broker to buy or sell shares of the Company, provided that certain requirements are met, such as specifying schedule and number of shares to be traded (“Trading Plan”). Trading Plans may be entered into by Employees or members of the Company’s Board of Directors, within the scope of Rule 10b5-1, and allow the participants to negotiate, through third parties on their behalf, even if the person is in possession of Material Non-Public Information. Trading Plans must be subject to prior approval by the Company and be structured in accordance with the guidelines established here, observing the applicable legislation on the subject.
9.2.1.The approval of a Trading Plan must observe the following guidelines:
(i)the Trading Plan must be in writing and concluded only outside a Blackout Period and when the Subject Person is not in possession of Material Non-Public Information;
(ii)the Subject Person may not have more than one Trading Plan in place at any given time, unless (i) there is a previous and a subsequent trading plan, designed to operate in sequence, such that one starts after the other ends, or (ii) the Trading Plan provides for only eligible sell-to-cover trades. A Rule 10b-5 trading plan provides for an eligible sell-to-cover transaction where the plan authorizes the sale of only those securities necessary to satisfy withholding income tax obligations arising solely from the acquisition of share-based compensation and the person establishing the Rule 10b-5 plan does not otherwise exercise control over the timing of sales;
(iii)the Trading Plan, in the absence of special circumstances, will be for a period of no less than 12 (twelve) months;
(iv)the Trading Plan shall provide for relatively simple pricing parameters (e.g., limit orders) rather than complex formulas to determine when trading based on the plan may occur and at what price;

(v)the Trading Plan must allow its termination by the Company at any time, when it believes that trading in accordance with its terms may present any material risk to the Company;
(vi)with respect to the Company’s Executive Officers and members of the Company’s Board of Directors, transactions based on Trading Plan cannot be initiated until the last of the following events has occurred: (i) 90 (ninety) days after signing the Trading Plan, or (ii) 2 (two) business days after the disclosure of the Company’s financial results for the fiscal quarter in which the Trading Plan was adopted;
(vii)in relation to Employees who are not the Company’s Executive Officers or members of the Company’s Board of Directors, transactions based on the Trading Plan may only be initiated after a period of 30 (thirty) days after the adoption of the Trading Plan;
(viii)any amendment to the Trading Plan must only be made during a period other than a Blackout Period, when the person is not in possession of Material Non-Public Information, and said periods must be observed;
(ix)Executive Officers of the Company or members of the Company’s Board of Directors shall include a statement in their Trading Plan that, when adopting a new or modified plan: (i) they are not aware of any Material Non-Public Information about the Company or the Company’s Securities, and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to circumvent the prohibitions of Rule 10b-5; and
(x)Trading Plans do not exempt the completion of Form 144 and the fact that a reported transaction has been made or will be made in accordance with a Trading Plan must be informed in the Form.
9.3.Affiliates (Rule 144). The following persons will be considered an “Affiliate” of the Company (i) members of the Company’s Board of Directors and of the advisory committees to the Board of Directors, (ii) Executive Officers of the Company, (iii) other officers (statutory or not) or members of the Company’s statutory committees who have influence over the Company’s policies and strategies, (v) shareholders who hold 10% (ten percent) or more of the Company’s share capital, and (vi) Related Persons of the people mentioned in items “i” to “iv” above (“Affiliate”).
9.3.1.An Affiliate wishing to sell Company Securities, subject to the terms of applicable regulations, may have to file a Form 144 (“F-144”) with the SEC on the same day of the sale. The quantity of Company’s Securities sold by an Affiliate during any 3 (three) month period shall not exceed (i) in the case of debt securities, 10% (ten percent) of the tranche, considering the total amount of Securities to be sold by the Affiliate, and (ii) in the case of equity securities, the greater of (a) 1% (one percent) of the outstanding securities of the class being sold; and (b) the reported average weekly trading volume of the Company’s Securities on Nasdaq during the 4 (four) weeks preceding the filing of Form F-144.
9.3.2.Each Subject Person has an individual responsibility to comply with this Policy and the regulations applicable to his/hers jurisdiction. It is important to note that a Subject Person may eventually have to give up on doing a transaction with Company’s Securities, even if he/she planned to execute the transaction before having access to Material Non-Public Information, and even if the Subject Person believes that he/she may suffer an economic loss and/or forego an anticipated profit by doing so.

10.APPLICABLE LIABILITIES AND PENALTIES
10.1.Under U.S. law, engaging in transactions with a company’s securities when a person is in possession of material non-public information about the company, or disclosing material non-public information, including giving advice or expressing opinions based on material non-public information of a company to another person who engages in transactions with that company’s securities (tipping), may subject that person to significant monetary fines and imprisonment. The earning of gain or profit from the transaction is not necessary for the criminal liability of the person, being judged only the use of material non-public information.
10.2.Subject Persons who violate this Policy will be subject to disciplinary action by the Company, which may include, among other penalties, termination of the employment contract.
11.REPORTING AND CONTACT CHANNELS
The Investor Relations area will be responsible for handling questions related to the topics set forth in this Policy or possible matters not covered herein, through the email investors@stone.com.br. Any violations of this Policy must be reported to the Company through Orelhão, available at:
•canalconfidencial.com.br/orelhaostone
•Telephone: 0800-591-0579
The Company guarantees the confidentiality and anonymity of the reported information, as well as non-retaliation to whistleblowers who are acting in good faith.
12.LEGISLATION AND RELATED DOCUMENTATION
•Company Code of Ethics
•Corporate Documentation Guidelines
•United States federal and state laws relating to insider trading
•Brazilian legislation regarding the use of privileged information
•Applicable SEC rules
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STONECO LTD.
TRADING POLICY ON SECURITIES ISSUED BY STONECO LTD.
(INSIDER TRADING POLICY)
Annex I | List of Subject Persons
•members of the Company’s Board of Directors and members of the advisory committees to the Board of Directors and their Related Persons;
•Executive Officers of the Company and their Related Persons;
•Company Employees who work in the following areas: team of people responsible for the Company’s Incentive Plans, Legal, Financial (includes FP&A; Accounting, Reporting and Treasury), Risks, Investor Relations, Regulatory, M&A, Information Security, HR (attraction/talent), Internal Audit, Strategy and Management;
•Employees in leadership positions (N2) in all areas of the Company and their Related Persons; and
•Employees who have access to any information related to the Company’s results, regardless of their area of activity and/or position.